EXHIBIT 10(a)

LIST OF RECIPIENTS OF INDEMNITY AGREEMENTS

                    On March 19, 2002, Hastings Manufacturing Company entered into an Indemnity Agreement in the form attached hereto with each officer and/or director listed below:

1.	Mark R. S. Johnson
2.	Andrew F. Johnson
3.	Monty C. Bennett
4.	William R. Cook
5.	Douglas A. DeCamp
6.	Neil A. Gardner
7.	Dale W. Koop
8.	Thomas J. Bellgraph
9.	Stephen G. Uhen
10.	Jeffrey P. Guenther
11.	Richard L. Zwiernikowski
12.	Tim P. Vehlewald

INDEMNITY AGREEMENT

                    THIS AGREEMENT ("Agreement") is made as of March 19, 2002, by and between HASTINGS MANUFACTURING COMPANY, a Michigan corporation ("Hastings"), and the undersigned ("Indemnitee").

                    It is essential to Hastings to attract and retain as directors and officers the most capable persons available. The substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of economical directors' and officers' liability insurance has been severely limited. In furtherance of the express policy of Hastings to indemnify its directors and officers so as to provide them with the maximum possible protection permitted by law, and in consideration of Indemnitee's agreement to serve as a director or officer of Hastings, the parties are entering into this Agreement.

                    ACCORDINGLY, the parties agree as follows:

          Section 1.           Definitions. As used in this Agreement:

          (a)          "Expenses" means all costs, expenses and obligations paid or incurred in connection with investigating, litigating, being a witness in, defending or participating in, or preparing to litigate, defend, be a witness in or participate in any matter that is the subject of a Proceeding (as defined below), including attorneys' and accountants' fees and court costs.

          (b)          "Proceeding" means any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of Hastings or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee may be or may have been involved as a party or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of Hastings, or by reason of any action taken by Indemnitee or any inaction on Indemnitee's part while acting as a director, officer, employee, agent or fiduciary of Hastings, or by reason of the fact that Indemnitee is or was serving at the request of Hastings as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise.

          (c)          "Resolution Costs" includes any amount paid in connection with a Proceeding and in satisfaction of a judgment, fine, penalty or any amount paid in settlement.

          Section 2.           Agreement to Serve. Indemnitee agrees to serve as a director and/or officer of Hastings for so long as Indemnitee is duly elected or appointed or until the tender of Indemnitee's written resignation.

          Section 3.           Indemnification. The indemnification provided under this Agreement shall be as follows:

          (a)          Hastings shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding. Additionally, in any Proceeding other than a Proceeding by or in the right of Hastings, Hastings shall indemnify Indemnitee against all Resolution Costs actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnification shall be made under this subsection:

          (i)          with respect to remuneration paid to Indemnitee if it is determined by a final judgment or other final adjudication that the remuneration was in violation of law;

          (ii)          on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of Hastings pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or similar provisions of any federal, state or local law;

          (iii)          on account of Indemnitee's conduct that is determined by a final judgment or other final adjudication to have been knowingly fraudulent, deliberately dishonest or willful misconduct;

          (iv)          on account of Indemnitee's conduct that a final judgment or other final adjudication is determined to have been in bad faith, in opposition to best interests of Hastings or produced an unlawful personal benefit;

          (v)          with respect to a criminal proceeding if Indemnitee knew or reasonably should have known that Indemnitee's conduct was illegal; or

          (vi)          if a final decision by a court having jurisdiction in the matter determines that indemnification under this Agreement is not lawful.

          (b)          In addition to any indemnification provided under Subsection 3(a) above, Hastings shall indemnify Indemnitee against any Expenses or Resolution Costs incurred by Indemnitee, regardless of the nature of the Proceeding in which Expenses and/or Resolution Costs were incurred, if the Expenses or Resolution Costs would have been covered under any directors' and officers' liability insurance policies in effect on the effective date of this Agreement or that become effective on any later date.

          (c)          In addition to any indemnification provided under Subsections 3(a) and 3(b) above, Hastings shall provide Indemnitee, to the fullest extent allowed by law as now or later enacted or interpreted, with indemnification against any Expenses and/or Resolution Costs incurred by Indemnitee in connection with any Proceeding. To the extent a change in the laws of the State of Michigan (whether by statute or judicial decision) permits greater indemnification, either by agreement or otherwise, than presently provided by law or this Agreement, it is the intent of the parties that Indemnitee shall enjoy by this Agreement the greater benefits afforded by the change.

          (d)          Without limiting Indemnitee's right to indemnification under any other provision of this Agreement, Hastings shall indemnify Indemnitee in accordance with the provisions of this subsection if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of Hastings to procure a judgment in its favor by reason of the fact that Indemnitee was or is a director and/or officer of Hastings or is or was serving at the request of Hastings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all Expenses actually and reasonably incurred by Indemnitee and any amounts paid by Indemnitee in settlement of the Proceeding, but only if Indemnitee acted in good faith in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of Hastings, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to Hastings in the performance of his duty to Hastings, unless and only to the extent that any court in which the Proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity, in which event indemnification shall be limited to expenses actually and reasonably incurred.

          (e)          Notwithstanding anything in this Agreement to the contrary, prior to a Change in Control (as defined below), Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against Hastings or any director, officer, employee, agent or fiduciary of Hastings (in such capacity) unless Hastings has joined in or consented to the initiation of the Proceeding or such Proceeding relates to the enforcement by Indemnity of Indemnitee's rights under this Agreement.

          Section 4.           Payment of Indemnification.

          (a)          Expenses incurred by Indemnitee and subject to indemnification under Section 3 above shall be paid directly by Hastings or reimbursed to Indemnitee within two (2) days after the receipt of a written request of Indemnitee providing that Indemnitee undertakes to repay any amount paid or advanced under this Section to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification under Section 3.

          (b)          Except as otherwise provided in Section 4(a) above, any indemnification under Section 3 above shall be made no later than thirty (30) days after receipt by Hastings of the written request of Indemnitee, unless within that 30-day period the Board of Directors, by a majority vote of a quorum consisting of directors who are not parties to the Proceeding, determines that Indemnitee is not entitled to the indemnification set forth in Section 3 or unless the Board of Directors refers Indemnitee's indemnification request to independent legal counsel. In cases where there are no directors who are not parties to the Proceeding, the indemnification request shall be referred to independent legal counsel. If the indemnification request is referred to independent legal counsel, then Indemnitee shall be paid no later than forty-five (45) days after Indemnitee's initial request to Hastings unless within that time independent legal counsel presents to the Board of Directors a written opinion stating in unconditional terms that indemnification is not allowed under Section 3 of this Agreement. If a Change in Control (as defined in Section 5) occurs and results in individuals who were directors prior to the circumstances giving rise to the Change in Control ceasing for any reason to constitute a majority of the Board of Directors, the above determination, if any, shall be made by independent legal counsel and not the Board of Directors. Hastings agrees to pay the reasonable fees of the independent legal counsel and to fully indemnify that counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant to this Agreement. If there has not been a Change in Control as defined in Section 5, independent legal counsel shall be selected by the Board or Directors or the executive committee of the board, and if there has been a Change in Control, the independent legal counsel shall be selected by Indemnitee

          (c)          The right to indemnification payments as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that indemnification is not permitted by this Agreement shall be on Hastings or on the person challenging the indemnification. Neither the failure of Hastings, including its Board of Directors, to have made a determination prior to the commencement of any Proceeding that indemnification is proper, nor an actual determination by Hastings, including its Board of Directors or independent legal counsel, that indemnification is not proper, shall bar an action by Indemnitee to enforce this Agreement or create a presumption that Indemnitee is not entitled to indemnification under this Agreement. If the Board of Directors or independent legal counsel determines in accordance with Section 4(b) above that Indemnitee would not be permitted to be indemnified in whole or in part, Indemnitee shall have the right to commence litigation in any court in the State of Michigan having subject matter jurisdiction and that venue is proper seeking an independent determination by the court or challenging the determination by the Board of Directors or independent legal counsel, and Hastings hereby consents to service of process and to appear in that Proceeding. Expenses incurred by Indemnitee in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, shall also be reimbursed by Hastings.

          Section 5.          Defense of Claim. Prior to a Change in Control:

          (a)          Hastings, jointly with any other indemnifying party, shall be entitled to assume the defense of any Proceeding as to which Indemnitee requests indemnification. After notice from Hastings to Indemnitee of its election to assume the defense of a Proceeding, Hastings shall not be liable to Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by Indemnitee in connection with the defense of such matter other than reasonable costs of investigation or as otherwise provided in subsection (c) below.

          (b)          Except as provided in Section 5(c) below, Hastings need not, in any action or actions, employ or approve the employment of more than one counsel to represent Indemnitee and any other officer or other party entitled to indemnification pursuant to an agreement similar to this Agreement or otherwise.

          (c)          Indemnitee may employ his own counsel in a Proceeding and be indemnified therefor if (i) Hastings approves, in writing, the employment of such counsel, or (ii) either (A) Indemnitee has reasonably concluded that there are conflicts of interest between Hastings and Indemnitee or between Indemnitee and other parties represented by counsel employed by Hastings to represent Indemnitee in the Proceeding, or (B) Hastings has not employed counsel to assume the defense of the Proceeding.

          Section 6.          Establishment of Trust. In the event of a Potential Change in Control of Hastings (as defined below), Hastings shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Expenses or Resolution Costs that may properly be subject to indemnification under Section 3 above anticipated at the time of each such request. The amount or amounts to be deposited in the trust pursuant to this funding obligation shall be determined by a majority vote of a quorum consisting of directors who are not parties to such Proceeding, the executive committee of the Board of Directors or the Chief Executive Officer of Hastings. If all such individuals are parties to the Proceeding, the amount or amounts to be deposited in the trust shall be determined by independent counsel. The terms of the trust shall provide that upon a Change in Control: (1) the trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee; (2) the trustee shall advance, within two (2) business days of a request by Indemnitee, any amount properly payable to Indemnitee under Subsection 4(a) of this Agreement; (3) the trust shall continue to be funded by the Corporation in accordance with the funding obligation set forth above; (4) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (5) all unexpended funds in such trust shall revert to Hastings upon a final determination by a court of competent jurisdiction that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by Indemnitee and shall be a national or state bank having a combined capital and surplus of not less than $50,000,000. Nothing in this Section shall relieve Hastings of any of its obligations under this Agreement. At the time of each draw from the trust fund, Indemnitee shall provide the trustee with a written request providing that Indemnitee undertakes to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to such indemnification. Any funds, including interest or investment earnings thereon, remaining in the trust fund shall revert and be paid to Hastings if: (1) a Change in Control has not occurred; and (2) if the executive committee of the Board of Directors or the Chairman or Chief Executive Officer of Hastings determines that the circumstances giving rise to that particulate funding of the trust no longer exists.

                    A "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14a promulgated under the Exchange Act, provided that, without limitation, such a change in control shall be deemed to have occurred if: (1) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Hastings and any new director whose election by the Board of Directors or nomination for election by Hastings' shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (2) the shareholders of Hastings approve a merger or consolidation of Hastings with any other corporation, other than a merger or consolidation which would result in the voting securities of Hastings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of Hastings or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of Hastings approve a plan of complete liquidation of Hastings or an agreement for the sale or disposition by Hastings of all or substantially all of Hastings' assets.

                    A "Potential Change in Control" shall be deemed to have occurred if (1) Hastings enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (2) any person (including Hastings) publicly announces an intention to take or to consider taking actions which once consummated would constitute a Change in Control; or (3) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

          Section 7.           Partial Indemnification; Successful Defense. If Indemnitee is entitled under any provision of this Agreement to indemnification by Hastings for some or a portion of the Expenses or Resolution Costs actually and reasonably incurred by Indemnitee but not, however, for the total amount, Hastings shall nevertheless indemnify Indemnitee for the portion of the Expenses or Resolution Costs to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all claims relating in whole or in part to a Proceeding or in defense of any issue or matter in a Proceeding, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection with that Proceeding.

          Section 8.           Consent. Unless and until a Change in Control has occurred, Hastings shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding made without Hastings' written consent. Hastings shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither Hastings nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

          Section 9.           Severability. If this Agreement or any portion of this Agreement (including any provision within a single section, subsection or sentence) shall be held to be invalid, void or otherwise unenforceable on any ground by any court of competent jurisdiction, Hastings shall nevertheless indemnify Indemnitee as to any Expenses or Resolution Costs with respect to any Proceeding to the full extent permitted by law or any applicable portion of this Agreement that shall not have been invalidated, declared void or otherwise held to be unenforceable.

          Section 10.           Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement shall be in addition to any other rights that Indemnitee may be entitled under the Articles of Incorporation, the Bylaws, any agreement, any vote of shareholders or disinterested directors, the Michigan Business Corporation Act, or otherwise, both as to actions in Indemnitee's official capacity and as to actions in another capacity while holding office.

          Section 11.          No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

          Section 12.          Subrogation. In the event of payment under this Agreement, Hastings shall be subrogated to the extent of the payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure those rights, including the execution of all documents necessary to enable Hastings to effectively bring suit to enforce those rights.

          Section 13.           No Duplication of Payments. Hastings shall not be liable under this Agreement to make any payment to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable under this Agreement.

          Section 14.           Notice. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give to Hastings notice in writing as soon as practicable of any claim for which indemnity will or could be sought under this Agreement. Notice to Hastings shall be directed to Hastings Manufacturing Company, 325 North Hanover, Hastings, Michigan 49058, Attention: Chief Executive Officer (or to any other individual or address that Hastings designates in writing to Indemnitee). Notice shall be deemed received three (3) days after the date postmarked if sent by prepaid mail properly addressed. In addition, Indemnitee shall give Hastings any information and cooperation that it may reasonably require and is within Indemnitee's power to give.

          Section 15.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which taken together shall constitute a single document.

          Section 16.          Continuation of Indemnification. The indemnification rights provided to Indemnitee under this Agreement, including the right provided under Subsection 4(a) above, shall continue after Indemnitee has ceased to be a director, officer, employee, agent or fiduciary of Hastings or any other corporation, partnership, joint venture, trust or other enterprise that Indemnitee served in any of those capacities at the request of Hastings.

          Section 17.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Hastings and Indemnitee and their respective successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Hastings, spouses, heirs, and personal and legal representatives.

          Section 18.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed in that State without giving effects to the principles of conflicts of laws.

          Section 19.          Liability Insurance. To the extent Hastings maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by the policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer, employee, agent or fiduciary of Hastings.

          Section 20.          Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of Hastings or any affiliate of Hastings against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of Hastings or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two (2) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

          Section 21.          Amendments; Waiver. No supplement, modification, amendment, or waiver of this Agreement or any of its terms shall be binding unless executed in writing by all of the parties to this Agreement or, in the case of waiver, by the party against whom the waiver is asserted. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall any waiver constitute a continuing waiver.

          Section 22.          Entire Agreement. This Agreement sets forth the entire agreement and understanding of Hastings and Indemnitee in respect of the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, including any previous indemnity agreements between Hastings and Indemnitee.

                    The parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

HASTINGS MANUFACTURING COMPANY By /s/ Mark R. S. Johnson Mark R. S. Johnson Chairman and Chief Executive Officer

INDEMNITEE